Exhibit 10(a)60













                          AMENDMENT AND RESTATEMENT OF
                                SOUTHERN COMPANY
                     EXECUTIVE PRODUCTIVITY IMPROVEMENT PLAN


                            EFFECTIVE JANUARY 1, 1997














                              TROUTMAN SANDERS LLP
                                NationsBank Plaza
                     600 Peachtree Street, N.E., Suite 5200
                             Atlanta, Georgia 30308
                                 (404) 885-3000




                                                                March 22, 1998

                                SOUTHERN COMPANY
                     EXECUTIVE PRODUCTIVITY IMPROVEMENT PLAN

                                    Purposes

         The purposes of the Southern Company Executive Productivity Improvement Plan (the "Plan") are to provide a financial incentive which will focus the efforts of certain executives on areas that will have a direct and significant influence on corporate performance and to provide the potential for levels of compensation that will enhance the Employing Companies' abilities to attract, retain and motivate such executives. In order to achieve these objectives, the Plan will be based upon corporate performance.

         This Amendment and Restatement shall be effective as of January 1, 1997.


                                    ARTICLE I

                                   Definitions

         For purposes of the Plan, the following terms shall have the following meanings unless a different meaning is plainly required by the context:

         1.1 "Annual Salary" shall mean base salary or wages paid to a Participant before deductions for taxes, social security, etc., including all amounts contributed by an Employing Company to The Southern Electric System Flexible Benefits Plan or The Southern Company Flexible Benefits Plan on behalf of a Participant, amounts contributed by any Employing Company to The Southern Company Employee Savings Plan as Elective Employer Contributions, as said term is defined in Section 4.1 therein, pursuant to the Participant's exercise of his deferral option made in accordance with Section 401(k) of the Internal Revenue Code, and amounts contributed to the Deferred Compensation Plan for The Southern Company, but excluding all awards under The Southern Company Performance Pay Plan and the Southern Company Executive Productivity Improvement Plan, overtime pay, shift differential and substitution pay.

         1.2 "Average ROE" shall mean the mathematical result obtained by (a) calculating the return on equity for each year in the Computation Period, (b) adding the return on equity calculations for all years in the Computation Period; and (c) dividing the total by the number of years in the Computation Period.

         1.3 "Award" shall mean the Award Opportunity or Award Units multiplied by the Performance Unit Value determined under Sections 3.2 and 3.4 of the Plan.

         1.4 "Award Opportunity" shall mean the award opportunity determined under Section 3.1 of the Plan.

         1.5 "Award Unit" shall mean the unit opportunity determined under
Section 3.3 of the Plan.

         1.6 "Board of Directors" shall mean the Board of Directors of Southern Company Services, Inc.

         1.7 "Chief Executive Officer" shall mean the individual designated as such by the Board of Directors of an Employing Company and of Southern Company.

         1.8 "Committee" or "Compensation Committee" shall mean the Compensation Committee of the Board of Directors of Southern Company or the Employing Company.

         1.9 "Common Stock" shall mean the common stock of Southern Company.

         1.10 "Computation Period" shall mean a four-year period commencing on the first day of the initial year of participation and thereafter it shall mean a four-year period commencing the first day of January each year made up of the ROE Computation Period and the TSR Computation Period, if any, respectively.

         1.11 "Employing Company" shall mean Southern Company Services, Inc., or any affiliate or subsidiary (direct or indirect) of Southern Company, which the Board of Directors may from time to time determine to bring under the Plan and which shall adopt the Plan, and any successor of any of them.

         1.12 "Executive Employee" shall mean any person who is currently employed by an Employing Company who is a "covered employee" as that term is defined in Section 162(m) of the Internal Revenue Code (the "Code") who is designated as an Executive Employee by the Compensation Committee and such other persons employed by an Employing Company as the Compensation Committee in its discretion shall designate.

         1.13 "Grade Level" shall mean the evaluation assigned under the job evaluation system.

         1.14 "Grade Level Value" shall mean the assigned dollar value within the Annual Salary range for a Grade Level in a Computation Period, upon which awards are based.

         1.15 "Non-Adopting Employer" shall mean any subsidiary or affiliate of Southern Company which is not an Employing Company.

         1.16 "Participant" shall mean an Executive Employee who satisfies the criteria referred to in Article II at the beginning of a Computation Period but shall not include any individual who ceased to be an Executive Employee by reason of the amendment of Section 1.11 hereof by this Amendment and Restatement.

         1.17 "Payment Date" shall mean the date the check evidencing the Award is endorsed by an authorized person of an Employing Company.

         1.18 "Percentage of Total Award" shall have the meaning ascribed in Exhibits B and E hereof.

         1.19 "Plan" shall mean the Southern Company Executive Productivity Improvement Plan, as described herein or as from time to time amended.

         1.20 "Prior Plan" shall mean the Plan as amended and restated effective January 1, 1995.

         1.21     "Southern Company" shall mean The Southern Company.

         1.22 "ROE Computation Period" shall have the meaning ascribed in
Section 3.1 hereof.

         1.23 "ROE Peer Group Companies" shall mean the companies set forth on Exhibit C attached hereto and as may be revised from time to time by the Committee to reflect mergers, acquisitions, reorganizations, etc. of such companies.

         1.24 "Termination for Cause" or "Cause" shall mean the termination of a Participant's employment by an Employing Company under any of the following circumstances:

                  a. The Participant willfully neglects or refuses to discharge his or her duties to the Employing Company as an employee or refuses to comply with any lawful and reasonable instructions given to him or her by the Employing Company without reasonable excuse;

                  b. The Participant is guilty of gross misconduct. For purposes of this Plan, the following acts shall constitute gross misconduct:

                           i) any act involving fraud or dishonesty or breach of
                  appropriate regulations of competent authorities;

                           ii) the carrying out of any activity or the making of
                  any statement which would prejudice or impair the good name and standing of the Company or an Employing Company or would bring the Company or an Employing Company any into contempt, ridicule or would reasonably shock or offend any community in which the Company or an Employing Company is located;

                           iii) attendance at work in a state of intoxication or
                  otherwise being found in possession at his or her workplace of any prohibited drug or substance, possession of which would amount to a criminal offense;

                           iv) assault or other act of violence against any
                  employee or other person during the course of the Participant's employment; and

                           v) conviction of any felony or misdemeanor involving
                  moral turpitude.

         1.25 "Total Shareholder Return" or "TSR" shall mean the total amount an investor would receive by investing $100 per quarter in Common Stock or in TSR Peer Group Common Stock, as the case may be, as determined by measuring the total dividends which would have been paid on such Common Stock or TSR Peer Group Common Stock by reinvesting such dividends on a quarterly basis in additional shares of Common Stock or TSR Peer Group Common Stock as the case may be and the total gain or loss on such Common Stock or Peer Group Common Stock as if such stock had been sold at the closing price on the last day of the respective Computation Period.

         1.26 "TSR Computation Period" shall have the meaning ascribed in
Section 3.3 hereof.

         1.27 "TSR Peer Group Common Stock" shall mean the common stock of the Peer Group Companies.

         1.28 "TSR Peer Group Companies" shall mean those Companies designated by Goldman Sachs as the 80 Utility Peer Group Companies as published quarterly and as composed from time to time. In the event that Goldman Sachs no longer publishes the 80 Utility Peer Group Companies, the Committee shall choose such other and similar list of national peer group companies as published by a similarly nationally recognized firm.

         1.29 "Value of Performance Unit" shall have the meaning ascribed in Exhibits B and E attached hereto.

         Where the context requires, words in the masculine gender shall include the feminine and neuter genders, words in the singular shall include the plural, and words in the plural shall include the singular.


                                   ARTICLE II

                                  Participants

         2.1 Participation in the Plan shall be limited to Executive Employees of the Employing Companies.

         2.2 Any Participant who vacates an eligible Grade Level prior to the close of a Computation Period and who is not immediately re-employed with an affiliate of an Employing Company shall forfeit any Award for any Computation Periods that have not closed as of the date the Participant vacates such eligible Grade Level.

         2.3 If a Participant's employment is terminated by reason of death, disability or retirement, such Participant or his or her estate shall be eligible to receive an Award for the Computation Period ending in the year of such death, disability or retirement unless such death, disability or retirement shall have occurred on January 1 in which case the Participant or his or her estate shall only be entitled to an Award for the Computation Period ending December 31 of the previous year. Any Participant who terminates employment for any other reason shall receive only any unpaid Award for a completed Computation Period and shall not be eligible to receive an Award for the Computation Period ending in the year of such termination of employment, provided, however, that any Participant who's employment is Terminated for Cause shall forfeit any and all unpaid Awards as of the date of termination.

         2.4 Notwithstanding the provisions of Section 2.3 above, in the case of an individual transferring from an Employing Company to a Non-Adopting Employer any Award paid for any Computation Period not yet closed as of the date of a Participant's transfer shall be paid to the Participant by the Employing Company from which the Participant is transferring on the following basis:

                  (i) 100% of the Award for the Computation Period ending in the year of transfer;

                  (ii) 75% of the Award for the Computation Period ending in the first year following the year of transfer;

                  (iii) 50% of the Award for the Computation Period ending in the second year following the year of transfer; and

                  (iv) 25% of the Award for the Computation Period ending in the third year following the year of transfer.

Such transferring Participant shall receive no award for any Computation Period which has not begun on the date of the Participant's transfer or if Participant shall no longer be in an eligible Grade Level after such transfer.

         Any Awards payable under this Section 2.4 shall be based on the Grade Level at the time of transfer.

         2.5 In the case of an individual transferring from a Non-Adopting Employer to an Employing Company whose Grade Level and length of service at the Non-Adopting Employer would have caused the Employee to have been a Participant in the Plan if the Non-Adopting Employer were an Employing Company and whose Grade Level after the transfer would enable the Employee to participate in the Plan, such individual shall be deemed to have been employed by an Employing Company while employed with the Non-Adopting Employer and shall, for any Computation Period ending after such transfer, be deemed a Participant in the plan as if the Non-Adopting Employer was an Employing Company.

         Any Awards payable under this Section 2.5 shall be based on the Grade Levels at the Employing Company.

         2.6 Notwithstanding any other provision of this Plan, no employee whose employment is Terminated for Cause shall be eligible to receive an Award under this Plan.

         2.7 The administration of Awards for Participants who are promoted or transferred from one Grade Level included in the Plan to another Grade Level included in the Plan shall be based on the Participant's Grade Level Value on the first day of the Computation Period for which an Award is being granted. For the Computation Periods ending December 31, 1995, December 31, 1996, December 31, 1997 and December 31, 1998 a Participant's Grade Level Value for determining Awards shall be the Participant's Grade Level Value on January 1, 1995.

         2.8 Notwithstanding any other provision of this Plan, the maximum Award for any Computation Period payable to any Participant shall be two million dollars ($2,000,000).

         2.9 Any individual who initially becomes a Participant in the Plan as of January 1, 1995 shall be considered to have been participating in the Plan as of January 1, 1993 for purposes of determining benefits payable for any Computation Period that began or begins on or after January 1, 1993 and such Participant will therefore be eligible for an Award equal to seventy-five percent (75%) of the Award Opportunity for the Computation Period ending December 31, 1995.

         2.10 In the case of an individual who becomes a Participant subsequent to January 1, 1995, said Participant will participate in each Computation Period which ends not less than two (2) years after becoming a Participant.


                                   ARTICLE III

                      Corporate Financial Performance Award

         3.1 For Computation Period years beginning before January 1, 1997 (the "ROE Computation Period"), the Award Opportunity for each Participant shall be based upon either his Grade Level Value (as determined based on his Grade Level at the beginning of such period) or, in the Committee's discretion, upon his Annual Salary at the beginning of such period and in either case shall range from fifty percent (50%) to sixty-five percent (65%) of such Grade Level Value or Annual Salary, as applicable. The Award Opportunity for each Grade Level or Annual Salary shall be determined in accordance with the chart set forth in Exhibit A hereof.

         3.2 Each Award Opportunity granted in the ROE Computation Period shall be multiplied by the Value of Performance Unit factor and the Percentage of Total Award factor set forth in Exhibit B hereof, which is based on Southern Company's Average ROE ranking during the ROE Computation Period as compared to the Average ROE ranking of the ROE Peer Group Companies to determine a Participant's Award. The return on common equity of the ROE Peer Group Companies shall be determined annually by an independent certified public accountant based on generally accepted accounting principles and shall be properly adjusted and annualized by such accountant so that each ROE Peer Group Company return on common equity may be accurately compared to that of Southern Company.

         3.3 For Computation Period years beginning on or after January 1, 1997 (the "TSR Computation Period"), the Award Units for each Participant shall be based upon either his Grade Level Value (as determined based upon his Grade Level at the beginning of such period) or, in the Committee's discretion, upon his Annual Salary at the beginning of such period and, in either case shall range from fifty percent (50%) to sixty-five percent (65%) of such Grade Level Value or Annual Salary, as applicable. The Award Units for each Grade Level or Annual Salary shall be determined in accordance with the charts set forth in Exhibit D hereof.

         3.4 Each Award Unit granted in the TSR Computation Period shall be multiplied by the Value of Performance Unit factor and the Percentage of Total Award factor set forth in Exhibit E hereof which is based on Total Shareholder Return of Southern Company as compared to the Total Shareholder Return for the TSR Peer Group Companies. The Total Shareholder Return of Southern Company and the TSR Peer Group Companies shall be determined annually by an independent certified public accountant based on generally accepted accounting principles and shall be properly adjusted and amortized by such accountant so that each TSR Peer Group Company's total shareholder return may be accurately compared to that of Southern Company.

         3.5 Notwithstanding the above provisions, an Award will not be granted for any Computation Period ending with the calendar year in which the current earnings of Southern Company are less than the amount necessary to fund the dividends on its Common Stock at the rate such dividends were paid for the immediately preceding calendar year.

         3.6 In the exercise of negative discretion, the Compensation Committee may calculate the Award for one or more Computation Period(s) without regard to any extraordinary income item (but not loss) otherwise recorded by Southern Company or any Employing Company, provided such determination that an item of income is extraordinary is made by the Committee prior to the close of the Computation Period.

         3.7 The Awards to the Participants will be paid in cash as soon as is practicable after all evaluations are completed. An Award payment may not be deferred under this Plan. In the event an Award was deferred under the Prior Plan, such deferral shall be governed by the terms of the Prior Plan.


                                   ARTICLE IV

                            Miscellaneous Provisions

         4.1 Neither the Participant, his beneficiary, nor his personal representative shall have any rights to commute, sell, assign, transfer or otherwise convey the right to receive any payments hereunder, which payments and the rights thereto are expressly declared to be nonassignable and nontransferable. Any attempt to assign or transfer the right to payments of this Plan shall be void and have no effect.

         4.2 The Employing Company shall not reserve or otherwise set aside funds for the payments of Awards deferred in accordance with the Prior Plan.

         4.3 The Plan may be amended, modified, or terminated by the Board of Directors in its sole discretion at any time and from time to time; provided, however, that no such amendment, modification, or termination shall impair any rights to payments which have been deferred under the Prior Plan prior to such amendment, modification, or termination.

         4.4 It is expressly understood and agreed that the Awards made in accordance with the Plan are in addition to any other benefits or compensation to which a Participant may be entitled or for which he may be eligible, whether funded or unfunded, by reason of his employment with the Employing Company.

         4.5 There shall be deducted from the payment of each Award under the Plan the amount of any tax required by any governmental authority to be withheld and paid over by the Employing Company to such governmental authority for the account of the person entitled to such distribution.

         4.6 Any Awards paid to a Participant while employed by an Employing Company shall not be considered in the calculation of the Participant's benefits under any other employee welfare or pension benefit plan maintained by an Employing Company, unless otherwise specifically provided therein.

         4.7 This Plan, and all its rights under it, shall be governed by and construed in accordance with the laws of the State of Georgia.

         IN WITNESS WHEREOF, Southern Company Services, Inc., through its duly authorized officers, hereby amends and restates the Southern Company Executive Productivity Improvement Plan as approved by the Board of Directors on February 17, 1997, to be effective January 1, 1997.


                                           SOUTHERN COMPANY SERVICES, INC.




                                           By: ______________________________

                                          Its: ______________________________

Attest: ________________________


By:     ________________________

Its:      ________________________

         [CORPORATE SEAL]

                                SOUTHERN COMPANY

                     EXECUTIVE PRODUCTIVITY IMPROVEMENT PLAN

                                    EXHIBIT A

                                Award Opportunity


     Grade                               Award Opportunity
1/1/95           6/1/95           Percentage of Grade Level Value
                                          or Annual Salary

President/CEO                                  50/65%
29/30              (15)                         50%

                              The Southern Company

                     Executive Productivity Improvement Plan

                                    Exhibit B

                            Award Percentage Schedule

                               Position Ranking
       Value of
Performance Unit        12-14             15-17          18-20
            ($)            Companies        Companies         Companies
            ---            ---------        ---------         ---------

         $2.00             Top              Top               Top
         1.80              1.0              1.0               1.0
         1.60              2.0              2.0               2.0
         1.40              2.5              3.0               3.0
         1.20              3.0              4.0               4.0
         1.00              4.0              4.5               5.0
         0.90              4.5              5.0               6.0
         0.80              5.0              6.0               7.0
         0.70              6.0              7.0               8.0
         0.60              6.5              8.0               9.0
         0.50              7.0              8.5               10.0
           0      Below 7.0         Below 8.5        Below 10

Percentage of Total Award Factor

Computation Period Ending                   Factor

         December 31, 1997                    75%

         December 31, 1998                    50%

         December 31, 1999                    25%

               Thereafter                             0%

                                SOUTHERN COMPANY

                     EXECUTIVE PRODUCTIVITY IMPROVEMENT PLAN

                                    EXHIBIT C

                            ROE Peer Group Companies


Allegheny Power System
American Electric Power
Carolina Power & Light
Central & South West                 (4 utility subs will be combined*)
Central Louisiana Electric
Constellation Energy                 (previously BG&E & Potomac Electric)
Delmarva Power & Light
Duke Power
Entergy
Florida Power & Light               (previously used FPL Group, Inc.)
Florida Power Corp.                 (previously used Florida Progress)
Kentucky Utilities Company          (previously used KU Energy)
South Carolina Electric & Gas       (previously used SCANA)
Southern Company (Core only)
Tampa Electric                      (previously used TECO Energy)
Virginia Electric & Power           (previously used Dominion Resources)



*Central Power & Light Co., Public Service Co. of Oklahoma, Southwestern Electric Power Co. and West Texas Utilities Co.

                                SOUTHERN COMPANY


                     EXECUTIVE PRODUCTIVITY IMPROVEMENT PLAN

                                    EXHIBIT D

                                   Award Units



Grade
1/1/95                  6/1/95                           Award Units
                                               Percentage of Grade Level Value
                                                       or Annual Salary

President/CEO                                               50/65%
29/30                  (15)                                  50%

                                SOUTHERN COMPANY


                     EXECUTIVE PRODUCTIVITY IMPROVEMENT PLAN

                                    EXHIBIT E

                             Performance Unit Factor


    Value of Unit                  Percentage of Southern TSR
                                              vs.
                                        Investor Utility
        $ 2.00                           90th and above
        $ 1.50                           70th and above
        $ 1.00                           50th and above
        $ .50                            30th and above
        $ .00                              Below 30th





                        Percentage Of Total Award Factor

  Computation Period Ending                 Factor
      December 31, 1997                      25%
      December 31, 1998                      50%
      December 31, 1999                      75%
          Thereafter                         100%